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                                                                      EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Bioject Medical Technologies Inc.

We consent to the incorporation by reference in the registration statement
Nos. 333-80679, 333-18933, 333-30955, 333-39421, 333-62889, 333-31542,
333-94907, 333-32848, 333-44556, 333-63568 and 333-81752 on Form S-3 and
registration statement Nos. 333-94400, 333-56454, 333-42156, 333-37017,
333-38206, 333-38212, 333-48632, 333-48634 and 333-73868 on Form S-8 of Bioject
Medical Technologies Inc. of our report dated May 15, 2002, with respect to the consolidated balance sheet of Bioject Medical Technologies Inc. as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended March 31, 2002, which report appears in the March 31, 2002, annual report on Form 10-K of Bioject Medical Technologies Inc.



KPMG LLP
Portland, Oregon
June 20, 2002